Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Satcon Technology Corporation on Form S-8 of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated March 11, 2010, relating to the consolidated financial statements and financial statement schedule as of December 31, 2009 and for the two years ended December 31, 2009 of Satcon Technology Corporation and its subsidiaries appearing in the Annual Report on Form 10-K of Satcon Technology Corporation for the year ended December 31, 2010.

/s/ CATURANO AND COMPANY, INC.

CATURANO AND COMPANY, INC.

Boston, Massachusetts

March 15, 2011